Exhibit 1.2

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

September 10, 2008

Mr. Dallas R. Arthur

President

Bradford Bank MHC

Bradford Bancorp, Inc.

Bradford Bank

6900 York Road

Baltimore, Maryland  21212-1550

Dear Mr. Arthur:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent for Bradford Bank MHC (the “MHC”), Bradford Bancorp, Inc. (together with any successor stock holding company, the “Holding Company”) and Bradford Bank (the “Bank”) in connection with the offer and sale of certain shares of the common stock of the Holding Company to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank’s community in a Direct Community Offering (collectively, the “Offerings”) pursuant to the terms of a Plan of Conversion to be adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (the “Plan”).  The MHC, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Management Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.              Consolidation of Accounts and Vote Calculation

II.            Design and Preparation of Proxy and Stock Order Forms

III.           Organization and Supervision of the Conversion Center

IV.           Proxy Solicitation and Special Meeting Services

V.            Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $10,000.  This fee is based upon the requirements of current regulations and the Plan as currently contemplated.  Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.  All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement; and (b) the balance upon the completion of the Offerings.  In the event that the Offerings are not completed, Sandler O’ Neill will reimburse to the Company any portion of the $5,000 advance which represents expenses not actually incurred by Sandler O’Neill under this agreement.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses, up to a maximum of $25,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company.  It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Company.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties.  The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information.  The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan that require changes in Sandler O’Neill’s services.  If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS

Sandler O’Neill, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the Company, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Bradford Bank
6900 York Road
Baltimore, MD 21212-1550
	Attention:	Mr. Dallas R. Arthur

If to you:	Sandler O’Neill & Partners, L.P.
919 Third Avenue
New York, New York 10022
	Attention:	General Counsel

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof, supersede the engagement letter between the Company and Sandler O’Neill dated October 24, 2006 and can be altered only by written consent signed by the parties.  This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

		By:	Sandler O’Neill & Partners Corp.,
the sole general partner

		By:	/s/ J. Andrew Hitt
J. Andrew Hitt
Authorized Signatory

Accepted and agreed to as of
the date first above written:

BRADFORD BANK MHC
BRADFORD BANCORP, INC.
BRADFORD BANK

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.          Consolidation of Accounts/Vote Calculation

1.               Consolidate files in accordance with regulatory guidelines and create central file.

2.               Our EDP format will be provided to your data processing people.

3.               Vote Calculation.

II.        Design and Preparation of Proxy and Stock Order Forms

1.               Assist in designing proxy forms and stock order forms for voting and ordering stock.

2.               Prepare proxy and stock order forms with account holder data.

3.               Target group identification for proxy solicitation.

III.       Organization and Supervision of Stock Offering Center

1.               Advising on physical organization of the Conversion Center, including materials requirements.

2.               Assist in training of all Bank and temporary personnel who will be staffing the Conversion Center.

3.               Establish reporting procedures.

4.               On-site supervision of the Conversion Center during the solicitation/offering period.

IV.       Special Meeting Services

1.               Proxy and ballot tabulation.

2.               Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.

3.               If required, delete voting record date accounts closed prior to special meeting.

4.               Produce final report of vote.

V.        Subscription Services

1.               Produce list of depositors by state (Blue Sky report).

2.               Production of subscription rights and research books.

3.               Stock order form processing.

4.               Acknowledgment letter to confirm receipt of stock order.

5.               Daily reports and analysis.

6.               Proration calculation and share allocation in the event of an oversubscription.

7.               Produce charter shareholder list.

8.               Interface with Transfer Agent for Stock Certificate issuance.

9.               Refund and interest calculations.

10.         Confirmation letter to confirm purchase of stock.

11.         Notification of full/partial rejection of orders.

12.         Production of 1099/Debit tape.

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